Press Release

Micromet, Inc. Appoints Barclay Phillips as Senior Vice President and Chief Financial Officer

Bethesda, MD – September 2, 2008 — Micromet, Inc. (NASDAQ: MITI) (“Micromet” or the “Company”), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced the appointment of Barclay A. Phillips as Senior Vice President and Chief Financial Officer. Mr. Phillips has served as a member of the Company’s board of directors since 2000, and was the chair of the nominating & corporate governance committee and a member of the audit committee. In connection with his joining the executive management team of Micromet, Mr. Phillips has resigned from the board and the committees he served on.

“We are very excited to have Buck Phillips become a member of our executive management team,” commented Christian Itin, President and Chief Executive Officer, and a member of Micromet’s Board. “While he served on the board of directors, Buck has gained intimate knowledge of our business, the development programs and the management team he is now joining. His financial and industry experience will be invaluable in continuing the high standard for the management of the financial affairs of Micromet that he has helped set as a member of our audit committee. We thank Buck for his service on the board, and look forward to his leadership and contributions in the development and implementation of our financing and business strategies.”

“I have had the opportunity to work with and invest in many biotechnology companies. I believe Micromet is unique in terms of the breadth of its proprietary technology, its clinical validation as evidenced by the recent article in Science magazine, and its strong management team,” stated Mr. Phillips. “I look forward to the next chapter in my long-term relationship with the Company.”

(more)	Page 1 of 4

Mr. Phillips served as a member of the Company’s board of directors since December 2000. From 1999 to August 2008, Mr. Phillips has been a Managing Director of Vector Fund Management. From 1991 to 1999, Mr. Phillips served in various roles including Director of Private Placements and Biotechnology Analyst for INVESCO Funds Group, Inc. From 1985 to 1990, Mr. Phillips held positions in sales and trading with Paine Webber, Inc. and Shearson Lehman Hutton, Inc. Over the last ten years, Mr. Phillips has held board positions for a number of public and private life sciences companies and currently serves as a director of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company. Mr. Phillips received a B.A. in economics from the University of Colorado in Boulder.

About Micromet, Inc. (www.micromet-inc.com)

Micromet, Inc. (http://www.micromet-inc.com) is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Four of its antibodies are currently in clinical trials, while the remainder of the product pipeline is in preclinical development. The BiTE® antibody blinatumomab (MT103/MEDI-538) is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma. BiTE antibodies represent a new class of antibodies that activate a patient's own cytotoxic T cells, considered the most powerful "killer cells" of the human immune system, to eliminate cancer cells. Micromet is developing blinatumomab in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. MT110 is the second BiTE antibody in clinical trials, and is being developed by Micromet in a phase 1 clinical trial for the treatment of patients with lung or gastrointestinal cancer. The third clinical stage antibody is adecatumumab, also known as MT201, a human monoclonal antibody that targets epithelial cell adhesion molecule (EpCAM)-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The fourth clinical stage antibody is MT293 which is licensed to TRACON Pharmaceuticals, Inc. and is being developed in a phase 1 clinical trial for the treatment of patients with cancer. Three additional BiTE antibodies, targeting CD33, CEA and MCSP, respectively, are in preclinical development. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.

(more)	Page 2 of 4

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by the company with the SEC.

(more)	Page 3 of 4

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com